EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACTS:
Endologix, Inc.	Lippert/Heilshorn & Associates, Inc.
Robert Krist, CFO	Bruce Voss (bvoss@lhai.com)
(949) 595-7200	Jody Cain (jcain@lhai.com)
www.endologix.com	(310) 691-7100
ENDOLOGIX REPORTS SECOND QUARTER RESULTS
Powerlink System Sales Increase 82%;
10th Consecutive Quarter of Domestic Sales Growth
IRVINE, Calif. (July 26, 2007) – Endologix, Inc. (NASDAQ: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the three and six months ended June 30, 2007.
“Product revenue for the first half of this year more than doubled compared with the first half of 2006, and we are tracking well against our 2007 product revenue guidance of $25 million to $29 million,” said Endologix President and Chief Executive Officer Paul McCormick. “We are very pleased with the productivity of our domestic sales force and continue to see significant growth opportunity in the U.S. market. We have recently promoted one member of our sales team and recruited two additional highly qualified professionals, increasing our regional sales managers to 10 in advance of our planned domestic sales force expansion to approximately 50 sales territories by 2007 year end.
“Based on our anticipated revenue growth, ability to control expenses and the anticipated impact of lower material costs, which is expected to reduce our cost of goods 15 to 18 percentage points beginning in 2008, we are affirming our belief that our resources are sufficient to support our expanded sales force and our current research and development activities and to see us through to cash-flow positive from operations in 2008,” he added.
Second Quarter Financial Results
Total product revenue in the second quarter of 2007 was $6.3 million, an increase of 82% from $3.4 million in the second quarter of 2006 and unchanged from $6.3 million in the first quarter of 2007. Domestic product revenue was $5.4 million, up 93% from $2.8 million in the 2006 second quarter and up 5% from $5.1 million in the 2007 first quarter. This marks the 10th consecutive quarter of growth in domestic product sales. International product revenue of $895,000 for the second quarter of 2007 was up 34% from $666,000 in the comparable quarter last year and compares with $1.1 million in the first quarter of 2007, which included a stocking order of approximately $300,000 from the company’s distributor in key European markets.
Gross profit of $3.7 million was 58% of total product revenue in the second quarter of 2007. This compares with gross profit of $1.7 million or 49% of total product revenue in the second quarter of

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

2006. The improvement in gross profit percentage was primarily the result of a $326,000 reserve recorded in the second quarter of 2006 related to the final phase of our voluntary catheter recall. There was no contribution to gross margin from the in-house production of ePTFE as inventories of the purchased material continue to be sold.
Total operating expenses were $7.6 million in the second quarter of 2007, compared with $6.3 million in the second quarter of 2006, and reflect a larger domestic salesforce that fueled a 93% increase in domestic sales between those periods. Marketing and sales expenses increased to $4.7 million in the second quarter of 2007 from $3.2 million in the comparable quarter last year. Research, development and clinical expenses were $1.5 million versus $1.8 million last year, and general and administrative expenses were $1.4 million versus $1.3 million last year. Operating expenses in the second quarter of 2007 included $541,000 of non-cash stock-based compensation expense, compared with $357,000 in the second quarter of 2006.
Endologix reported a net loss for the second quarter of 2007 of $3.7 million, or $0.09 per share, compared with a net loss of $4.4 million, or $0.11 per share, for the second quarter of 2006. The net loss for the second quarter of 2007 included $625,000, or $0.01 per share, for stock-based compensation expense. The prior-year quarter included $388,000, or $0.01 per share, for stock-based compensation expense.
Net cash used in the second quarter was $2.5 million.
Year-to-Date Financial Results
For the six months ended June 30, 2007 total product revenue was $12.5 million, compared with $6.1 million for the six months ended June 30, 2006. Gross profit of $7.4 million was 59% of total product revenue for the first half of 2007, compared with $3.3 million or 54% of total product revenue for the first half of 2006.
Total operating expenses for the first six months of 2007 were $16.0 million, versus $12.2 million in the comparable period in 2006. The increase in operating expenses was due primarily to a larger direct sales force and increased stock-based compensation expense.
Endologix reported a net loss for the six months ended June 30, 2007 of $8.2 million or $0.19 per share, compared with a net loss of $8.5 million or $0.23 per share for the six months ended June 30, 2006. The net loss for the first six months of 2007 included $1.1 million or $0.03 per share for stock-based compensation expense, whereas the net loss for the first six months of 2006 included $736,000, or $0.02 per share, for stock-based compensation expense.
Total cash and marketable securities as of June 30, 2007 were $12.8 million, compared with $20.2 million as of December 31, 2006.

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

Conference Call Information
Endologix management will host a conference call to discuss these results and answer questions today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific Time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 7242145. The conference call will be broadcast live over the internet at www.endologix.com and will be available for 14 days.
About Endologix
Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to anticipated 2007 revenue, the company’s ability to achieve positive cash flow from operations in 2008 and the anticipated impact of lower material costs in 2008, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results including sales efforts, product development efforts, and other economic, business, competitive and regulatory factors. The company undertakes no obligation to update its forward looking statements. Please refer to the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and the company’s other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue:
Domestic Product Revenue	$5,363	$2,780	$10,480	$4,894
Non-US Product Revenue	895	666	2,028	1,227

Total Product Revenue	6,258	3,446	12,508	6,121
License Revenue	60	49	118	107

Total revenue	6,318	3,495	12,626	6,228
Cost of product revenue	2,638	1,798	5,217	2,917

Gross profit	3,680	1,697	7,409	3,311

Operating expenses:
Research, development and clinical	1,455	1,830	3,059	3,517
Marketing and sales	4,686	3,152	9,878	5,750
General and administrative	1,446	1,325	3,067	2,926

Total operating expenses	7,587	6,307	16,004	12,193

Loss from operations	(3,907)	(4,610)	(8,595)	(8,882)

Other income:
Interest income	182	208	409	367
Other income	12	14	33	15

Total other income	194	222	442	382

Net loss	$(3,713)	$(4,388)	$(8,153)	$(8,500)

Basic and diluted net loss per share	$(0.09)	$(0.11)	$(0.19)	$(0.23)

Shares used in computing basic and diluted net loss per share	42,728	38,203	42,716	37,345

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except par values)
(Unaudited)

	June 30,	December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$11,097	$6,271
Restricted cash equivalents	500	500
Marketable securities available-for-sale	1,200	12,217
Accounts receivable, net	4,170	2,763
Other receivables	141	198
Inventories	9,348	9,356
Other current assets	283	637

Total current assets	26,739	31,942
Property and equipment, net	4,220	4,516
Marketable securities available-for-sale	—	1,200
Goodwill	4,631	4,631
Intangibles, net	9,616	10,319
Other assets	78	78

Total Assets	$45,284	$52,686

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,106	$5,009

Current liabilities	4,106	5,009
Long term liabilities	1,140	1,172

Total liabilities	5,246	6,181

Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000 shares authorized, no shares issued and outstanding
Common stock, $.001 par value; 60,000,000 shares authorized, 43,318,000 and 43,144,000 shares issued, and 42,823,000 and 42,649,000 outstanding	43	43
Additional paid-in capital	165,369	163,698
Accumulated deficit	(124,816)	(116,663)

Treasury stock at cost, 495,000	(661)	(661)
Accumulated other comprehensive income	103	88

Total stockholders’ equity	40,038	46,505

Total Liabilities and Stockholders’ Equity	$45,284	$52,686

###

11 Studebaker ● Irvine, CA 92618
949.595.7200 ● Fax: 949.457.9561
www.endologix.com